Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing
Executive Vice President
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH HOLDINGS, INC. REPORTS FOURTH QUARTER RESULTS
• Net Interest Income Growth of 30.1%
• Net Interest Margin of 3.39%
• Net Income of $20.1 Million for the Quarter
• Annualized Organic Loan Growth of 20.7%
• Nonperforming Asset Ratio of 0.39%
• Net Loan Charge-off Ratio of 12 Basis Points for the Fourth Quarter and
11 Basis Points for the Full Year
• Loan Pipeline of $2.48 Billion
• Quarterly Dividend Increased to $0.04 for 2008
     SAN FRANCISCO, January 24, 2008 – UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $20.1 million for the fourth quarter ended December 31, 2007. This represents a decrease of $6.3 million, or 24.0%, compared with net income of $26.5 million for the quarter ended December 31, 2006. The decrease in net income in 2007 reflects the writedown of two collateralized debt obligations (“CDOs”) and a larger loan loss provision in the fourth quarter of 2007. UCBH has very limited CDO exposure. The two CDOs, which were purchased in 2005, were downgraded in late December 2007 by one of three rating agencies, and one of which was downgraded to below investment grade. The Company is comfortable with the current value of the two CDOs written down in December, unless market conditions deteriorate significantly. UCBH does not intend to sell the CDOs. The larger loan loss provision in the fourth quarter of 2007 reflects an addition to the allowance for loan losses during the quarter to strengthen the balance sheet in consideration of current economic conditions and in anticipation of worsening of the U.S. economy, changes in the loan mix and the loan growth during the fourth quarter of the year.
     Net income for the year ended December 31, 2007, was $106.2 million, an increase of $5.3 million, or 5.3%, from $100.9 million for the year ended December 31, 2006. The diluted earnings per common share were $0.19 for the fourth quarter of 2007, compared with $0.27 for the corresponding period of 2006. The diluted earnings per common share were $1.01 for the year ended December 31, 2007, compared with $1.03 for the year ended December 31, 2006.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are not pleased with our financial results for this period, which were adversely impacted by current economic conditions.
     “That being said, our core business competencies positioned us to satisfactorily grow our net interest income and noninterest income during the fourth quarter and full year 2007 and to achieve strong loan growth while maintaining solid credit quality.
     “In the fourth quarter, we announced the completion of our acquisition of Business Development Bank, which will significantly enhance our business platform and allow us to expand our commercial lending and trade finance business in the U.S. and in Greater China. Also, during this period, we announced our strategic alliance with China Minsheng Banking Corp., Ltd., which will further enhance our Greater China platform and our ability to gain market share in the United States.
     “In light of the current uncertain economic environment, we provided an additional loan loss allowance during the fourth quarter even though the credit quality in our loan portfolio continues to be strong. We believe this prudent action will further strengthen our balance sheet, and we anticipate a record year in 2008,” concluded Mr. Wu.
     Fourth Quarter and Full Year 2007 Operating Results
     Net interest income before provision for loan losses for the quarter ended December 31, 2007, increased by $19.9 million, or 30.1%, to $86.1 million, compared with $66.2 million for the same period of 2006. Net interest income before provision for loan losses for the year ended December 31, 2007, increased by $58.7 million, or 22.2%, to $322.6 million, compared with $263.9 million for the year 2006. This increase was due to organic balance sheet growth and the acquisitions of The Summit National Bank (“Summit”) in December 2006 and The Chinese American Bank (“CAB”) in May 2007.
     The net interest margin was 3.39% for the quarter ended December 31, 2007, a 5 basis point decrease from the 3.44% net interest margin for the third quarter of 2007. This compares with a net interest margin of 3.34% for the fourth quarter of 2006. The increase in the net interest margin in the fourth quarter of 2007, when compared with the fourth quarter of 2006, reflects the effect of an 8 basis point increase in loan yields, and a 3 basis point decrease in the funding cost.
     The average cost of deposits during the fourth quarter of 2007 was 3.65%, compared with 3.76% for the fourth quarter ended December 31, 2006. The 11 basis point decrease in the average cost of deposits reflects the changes in market interest rates. The cost of deposits at December 31, 2007, decreased to 3.40%, reflecting management’s continued diligence in deposit pricing.
     The provision for loan losses was $8.1 million for the fourth quarter of 2007, compared with $1.4 million for the corresponding quarter of 2006. The larger loan loss provision in the fourth quarter of 2007 reflects an addition to the allowance for loan losses during the quarter to strengthen the balance sheet in consideration of current economic conditions, changes in the loan mix and the loan growth during the fourth quarter of the year. The provision for loan losses was $14.2 million for the full year 2007, compared with $3.8 million in 2006. The ratio of provision for loan losses to net loan charge-offs for 2007 was 1.87.
     Net loan charge-offs were $2.2 million for the quarter ended December 31, 2007, or 0.12% annualized, compared with net loan charge-offs of $2.6 million, or 0.18% annualized, in the fourth quarter of 2006. Net loan charge-offs were $7.6 million for the full year 2007, or 0.11%, compared with net charge-offs of $10.2 million, or 0.17%, in 2006.
     Our noninterest income (loss) was ($2.5) million for the quarter ended December 31, 2007, compared with $12.0 million for the corresponding quarter of 2006. Included in noninterest income in the fourth quarter of 2007 was an $11.6 million charge, representing the aforementioned writedowns on the two CDOs. Gain on sale of multifamily and commercial real estate loans was $748,000 in the fourth quarter of 2007, compared with $4.5 million in the fourth quarter of 2006 due to a decrease in the volume of loan sales. Commercial banking fees increased by 13.7% to $4.8 million in the fourth quarter of 2007, compared with $4.3 million in the fourth quarter of 2006, reflecting the growth in the commercial business of the Bank. Service charges on deposit accounts increased by 79.3% to $1.9 million in the fourth quarter of 2007, compared with $1.1 million in the fourth quarter of 2006, reflecting the strong growth in deposit accounts organically and the acquisitions of Summit, CAB and Business Development Bank (“BDB”). The growth in these components of noninterest income reflects the ongoing expansion of the Company’s commercial banking platform. Gain on sale of securities was $1.5 million in the fourth quarter of 2007. There were no gains on sales of securities in the fourth quarter of 2006.
     Noninterest income was $30.7 million in the full year 2007, compared with noninterest income of $47.1 million in 2006. The $16.5 million decrease reflects the CDO writedowns and the decreased volume of gain on sale of loans, partially offset by increases in commercial banking fees, deposit account fees and gain on sales of securities. Commercial banking fees increased by $4.5 million, or 29.3%, to $20.0 million in 2007, from $15.4 million in 2006, reflecting the growth in our commercial banking business. Service charges on deposit accounts increased by 87.2% in 2007 to $7.0 million from $3.7 million in 2006, reflecting the growth in deposit accounts during the year. Gain on sale of securities was $5.3 million in 2007, compared with $206,000 in 2006. Included in noninterest income in 2006 was $5.0 million, representing an acquisition termination fee. There was no such fee in 2007. Gains on sale of commercial real estate and multifamily loans were $5.7 million in 2007, compared with $17.8 million in 2006. This decrease reflects a reduction in the volume of loan sales in 2007, when compared with 2006.
     Noninterest expense for the fourth quarter of 2007 increased by $8.8 million, or 23.0%, to $46.9 million, from $38.1 million in the corresponding quarter of 2006. This increase was primarily the result of increased personnel costs and occupancy expenses related to the acquisitions of Summit in December 2006 and CAB in May 2007, as well as the additional staffing required for the growth of the Bank’s commercial banking business, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Noninterest expense totaled $177.2 million in 2007, an increase of 14.0%, from $155.4 million in 2006, also primarily as a result of increases in personnel costs and occupancy expenses.
     The effective tax rate was 29.6% for the fourth quarter ended December 31, 2007, compared with 31.5% for the corresponding period of 2006. The effective tax rate was 34.4% for the full year 2007 and was 33.6% for the full year 2006. The lower provision in the fourth quarter of 2007 as compared with the fourth quarter of 2006 reflects a tax tru-up in the latter part of 2007.
     Net income was $20.1 million for the quarter ended December 31, 2007, compared with $26.5 million for the corresponding quarter of the prior year. The annualized return on average assets (“ROA”) for the quarter ended December 31, 2007, was 0.72%, and the annualized return on average equity (“ROE”) for the quarter ended December 31, 2007, was 8.42%. The ROA and ROE for the fourth quarter of 2006 were 1.25% and 15.35%, respectively. The efficiency ratio was 56.1% for the fourth quarter of 2007, compared with 48.78% for the corresponding period of 2006. The ROA and ROE for the year ended December 31, 2007, was 1.01% and 11.99%, respectively, compared with 1.23% and 15.59%, respectively for 2006. The efficiency ratio for the year ended December 31, 2007, was 50.16%, compared with an efficiency ratio of 49.96% for the year ended December 31, 2006. Excluding the CDO writedowns, the efficiency ratio was 49.27% for the fourth quarter of 2007 and 48.56% for the full year 2007.
     Balance Sheet Highlights
     Total loans increased by $1.23 billion, or 18.2%, to $8.01 billion at December 31, 2007, from $6.78 billion at December 31, 2006, following the securitization of $400.0 million of commercial real estate loans and $176.0 million of multifamily loans and the sales of $331.9 million of commercial and multifamily real estate loans. The securitized loans are included in the available-for-sale securities as of December 31, 2007. Excluding the loan securitizations, the loan growth was $1.80 billion, or 26.6%, for the year. The increase in loans reflects strong loan originations in 2007 and the acquisitions of CAB and BDB, which closed in May and December of 2007, respectively. Organic loan growth excluding the securitizations was $1.4 billion, or 20.7%, during 2007.
     Commercial business loans increased by $615.2 million, or 42.1%, to $2.08 billion at December 31, 2007, from $1.46 billion at December 31, 2006. Organic commercial business loan growth was $350.1 million, or 23.9%. Construction loans increased by $612.2 million, or 58.1%, to $1.67 billion at December 31, 2007, from $1.05 billion at December 31, 2006. Commercial real estate loans increased by $9.7 million, or 0.4%, to $2.49 billion at December 31, 2007, from $2.48 billion at December 31, 2006. Excluding the commercial real estate loan securitization, the commercial real estate loans increased by $405.2 million, or 16.3%, during the year. Organic commercial real estate loan growth excluding the securitization was $290.1 million, or 11.7%. Multifamily real estate loans decreased by $89.4 million, or 7.0%, to $1.19 billion at December 31, 2007, from $1.28 billion at December 31, 2006. Excluding the multifamily loan securitization, the multifamily real estate loans increased by $87.5 million, or 6.9%, during the year.
     New loan commitments of $1.01 billion for the fourth quarter of 2007 were comprised of $970.2 million of commercial loans and $44.6 million of consumer loans. Commercial business loan originations were $360.5 million in the fourth quarter of 2007, compared with $287.6 million in the fourth quarter of 2006. Construction loan commitments of $336.6 million in the fourth quarter of 2007 are compared with $276.8 million in the fourth quarter of 2006. Commercial real estate loan originations were $197.0 million in the fourth quarter of 2007, compared with $281.1 million in the fourth quarter of 2006. With strong loan commitments in the fourth quarter, coupled with a loan pipeline of $2.48 billion as of December 31, 2007, we project loan growth will remain strong in the first quarter of 2008.
     The average loan yield improved to 7.75% for the quarter ended December 31, 2007, from 7.67% for the quarter ended December 31, 2006, as we continue to improve our loan mix to increase profitability. For the full year 2007, total loan commitments increased by $602.0 million, or 17.1%, to $4.11 billion, from $3.51 billion in 2006.
     Total nonperforming assets as of December 31, 2007, were $46.6 million, or 0.39%, reflecting management’s continued focus on credit quality. This is compared with total nonperforming assets of $36.9 million, or 0.33%, at September 30, 2007. Net loan charge-offs were $2.2 million for the quarter ended December 31, 2007, compared with net loan charge-offs of $2.6 million for the corresponding quarter of the prior year. Annualized net loan charge-offs for the fourth quarter of 2007 were 0.12%, compared with 0.18% for the corresponding quarter of 2006 and 0.12% for the third quarter of 2007. Net loan charge-offs were $7.6 million for the full year 2007, compared with net loan charge-offs of $10.2 million for 2006. Net loan charge-offs for 2007 were 0.11%, compared with 0.17% for 2006. The loan delinquency ratio was 1.45% at December 31, 2007, compared with 0.84% at December 31, 2006 and 1.06% at September 30, 2007.
     The ratio of allowance for loan losses to loans held in portfolio was 0.95% at December 31, 2007, compared with 0.93% at December 31, 2006, and increased 0.06% from 0.89% at September 30, 2007. The ratio of the allowance for loan losses and the reserve for unfunded commitments to loans held in portfolio excluding cash secured loans was 1.05% at December 31, 2007, compared with 0.99% at September 30, 2007 and 1.09% at December 31, 2006.
     The securities portfolio, including available for sale and held to maturity, was $2.46 billion at December 31, 2007, compared with $2.44 billion at December 31, 2006. Included in the securities portfolio at December 31, 2007, was $400.0 million of internally securitized commercial real estate loans and $176.0 million of internally securitized multifamily loans. The securities portfolio was 20.8% of total assets at December 31, 2007, compared with 23.6% of total assets at December 31, 2006. Excluding the securitized loans held in the portfolio, the securities portfolio was 16.0% of total assets at December 31, 2007.
     Total deposits increased by $578.4 million, or 8.0%, to $7.78 billion at December 31, 2007, from $7.20 billion at December 31, 2006. Organic deposit growth during this period was $248.0 million, or 3.4%. Noninterest-bearing checking accounts increased by $92.6 million, or 12.1%, to $860.3 million, from $767.7 million at year-end 2006. Organic noninterest-bearing checking accounts increased by $22.8 million during 2007. NOW, checking and money market accounts increased by $130.9 million, or 9.2%, to $1.56 billion at December 31, 2007, from $1.43 billion at December 31, 2006. Organic NOW, checking, and money market account growth was $100.1 million, or 7.0%, in 2007. CDs increased by $310.9 million, or 7.6%, to $4.38 billion at December 31, 2007, from $4.07 billion at December 31, 2006. Organic CD growth was $119.7 million, or 2.9%, in 2007.
     The average cost of deposits for the quarter ended December 31, 2007, was 3.65%, a decrease of 15 basis points, from 3.80% for the quarter ended September 30, 2007. The cost of deposits at December 31, 2007, was 3.40%, reflecting management’s continued focus on disciplined deposit pricing. The average cost of deposits for the full year of 2007 was 3.73%, compared with 3.37% in 2006.

     Stockholders’ equity increased by $184.3 million, or 23.4%, to $970.3 million at December 31, 2007, from $786.1 million at December 31, 2006. The growth in equity resulted from the acquisition of CAB, which closed in May 2007, and the retention of earnings. The Tier I leverage capital ratio of the Bank was 7.46% at December 31, 2007, compared with 9.30% at December 31, 2006. The higher Tier I leverage ratio as of December 31, 2006, reflected the acquisition of Summit, which was completed on December 29, 2006. The total risk-based capital ratio of the Bank was 10.66% as of December 31, 2007, compared with 10.53% at December 31, 2006. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”
     The Board of Directors of UCBH approved a $0.01 increase in the quarterly dividend from $0.03 to $0.04 for 2008.
     Fourth Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on January 25, 2008, at 8:00 a.m. Pacific Time to discuss the financial results for the Company’s fourth quarter and fiscal 2007, as well as its outlook for 2008. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $11.80 billion in assets as of December 31, 2007, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. The Bank has 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Noninterest bearing cash	$117,141	$112,343
Interest bearing cash	202,258	92,049
Federal funds sold	26,028	150,027

Cash and cash equivalents	345,427	354,419

Securities purchased under agreements to resell	150,000	175,000
Investment and mortgage-backed securities available for sale, at fair value	2,188,355	2,149,456
Investment and mortgage-backed securities held to maturity, at cost (fair value of $276,286 and $295,446 at December 31, 2007, and December 31, 2006, respectively)	271,485	290,673
Federal Home Loan Bank stock, Federal Reserve Bank stock and other equity investments	138,877	110,775
Loans held for sale, net of valuation allowance	177,137	142,861

Loans held in portfolio	7,832,150	6,635,660
Allowance for loan losses	(74,648)	(62,015)

Loans held in portfolio, net	7,757,502	6,573,645

Accrued interest receivable	61,111	50,803
Premises and equipment, net	144,630	115,610
Goodwill	436,606	226,780
Core deposit intangibles, net	22,526	28,325
Mortgage servicing rights, net	12,783	13,273
Other assets	96,596	114,794

Total assets	$11,803,035	$10,346,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing deposits	$860,338	$767,714
Interest bearing deposits	6,920,902	6,435,131

Total deposits	7,781,240	7,202,845

Securities sold under agreements to repurchase	650,000	401,600
Federal funds purchased	78,000	—
Short-term borrowings	414,532	654,636
Subordinated debentures	406,615	240,549
Accrued interest payable	28,169	21,018
Long-term borrowings	1,372,190	906,651
Other liabilities	101,947	133,044

Total liabilities	10,832,693	9,560,343

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at December 31, 2007, and December 31, 2006; 104,397,988 and 99,448,181 shares issued and outstanding at December 31, 2007, and December 31, 2006, respectively	1,044	994
Additional paid-in capital	426,835	341,616
Retained earnings	558,446	464,616
Accumulated other comprehensive loss	(15,983)	(21,155)

Total stockholders’ equity	970,342	786,071

Total liabilities and stockholders’ equity	$11,803,035	$10,346,414

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006
Interest and dividend income:
Loans	$149,310	$116,724	$575,805	$448,650
Federal funds sold and deposits with banks	4,609	1,787	13,135	5,707
Securities purchased under agreements to resell	2,799	3,276	10,633	4,515
Investment and mortgage-backed securities:
Taxable	23,412	17,523	88,043	62,418
Nontaxable	4,695	2,655	14,907	10,717
FHLB Stock	1,111	698	3,825	3,006

Total interest and dividend income	185,936	142,663	706,348	535,013

Interest expense:
Deposits	69,629	59,262	276,331	210,059
Short-term borrowings and federal funds purchased	3,564	2,011	16,557	10,178
Securities sold under agreements to repurchase	4,996	2,484	15,308	5,313
Subordinated debentures	7,391	3,261	23,333	12,106
Long-term borrowings	14,258	9,466	52,231	33,424

Total interest expense	99,838	76,484	383,760	271,080

Net interest income	86,098	66,179	322,588	263,933
Provision for loan losses	8,090	1,350	14,246	3,842

Net interest income after provision for loan losses	78,008	64,829	308,342	260,091

Noninterest income:
Commercial banking fees	4,832	4,251	19,972	15,444
Service charges on deposits	1,908	1,064	6,969	3,722
Gain (loss) on sale of securities, net	1,541	—	5,321	206
Gain on sale of SBA loans, net	235	624	2,500	2,930
Gain on sale of multifamily and commercial real estate loans, net	748	4,451	5,702	17,812
Lower of cost or market adjustment on loans held for sale	(189)	(74)	(303)	76
Realized loss on available for sale securities	(11,593)	—	(11,593)	—
Equity loss in other equity investments	(859)	(345)	(3,023)	(1,106)
Acquisition termination fee	—	—	—	5,000
Other fees	855	1,998	5,125	3,059

Total noninterest income	(2,522)	11,969	30,670	47,143

Noninterest expense:
Personnel	25,467	22,244	97,410	88,616
Occupancy	5,674	4,374	21,209	16,189
Data processing	2,526	2,306	9,173	9,890
Furniture and equipment	2,114	1,803	8,644	7,100
Professional fees and contracted services	1,754	1,632	7,369	9,855
Deposit insurance	646	184	1,800	784
Communication	776	283	3,074	1,071
Core deposit intangible amortization	1,245	652	4,566	2,342
Loss (gain) on extinguishment of subordinated debentures and borrowings	—	—	—	(360)
Other general and administrative	6,688	4,644	23,937	19,933

Total non-interest expense	46,890	38,122	177,182	155,420

Income before income tax expense	28,596	38,676	161,830	151,814
Income tax expense	8,476	12,194	55,644	50,937

Net income	$20,120	$26,482	$106,186	$100,877

Earnings per share:
Basic	$0.19	$0.28	$1.04	$1.07
Diluted	$0.19	$0.27	$1.01	$1.03

Dividends declared per share	$0.030	$0.030	$0.12	$0.12

Average Shares Outstanding:
Basic	104,338,808	94,753,288	102,372,008	94,457,063
Diluted	106,954,957	98,182,131	105,351,355	98,028,977

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Operating Ratios and Other Data:
Return on average assets	0.72%	1.25%	1.01%	1.23%
Return on average equity	8.42	15.35	11.99	15.59
Efficiency ratio (1)	56.10	48.78	50.16	49.96
Non-interest expense to average assets	1.67	1.79	1.68	1.89
Average equity to average assets	8.52	8.11	8.41	7.88
Dividend payout ratio (2)	15.79	11.11	11.88	11.65
Net loan charge-offs to average loans held in portfolio	0.12	0.18	0.11	0.17

New Loan Commitments:
Commercial:
Secured by real estate – nonresidential	196,966	281,057	1,053,878	903,337
Secured by real estate – multifamily	76,111	76,627	380,287	241,067
Construction	336,562	276,809	1,292,327	1,064,113
Business	360,539	287,591	1,186,812	1,176,155

Total commercial loans	970,178	922,084	3,913,304	3,384,672

Consumer:
Residential mortgage (one-to-four family)	32,005	20,904	159,250	94,818
Other	12,641	9,391	42,713	33,768

Total consumer loans	44,646	30,295	201,963	128,586

Total loan commitments (3)	$1,014,824	$952,379	$4,115,267	$3,513,258

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,562,803	$2,109,792	$2,616,853	$2,263,751
Secured by real estate — multifamily	1,293,361	1,317,903	1,324,373	1,449,774
Construction	1,511,471	947,051	1,288,453	720,555
Business	1,769,855	1,217,589	1,597,892	1,035,812

Total commercial loans	7,137,490	5,592,335	6,827,571	5,469,892

Consumer:
Residential mortgage (one-to-four family)	508,331	440,948	476,311	554,970
Other	64,879	53,500	59,553	54,712

Total consumer loans	573,210	494,448	535,864	609,682

Total loans	$7,710,700	$6,086,783	$7,363,435	$6,079,574

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31, 2007				Three Months Ended December 31, 2006
				Average				Average
			Interest	Yields			Interest	Yields
	Average		Income/	Earned/	Average		Income/	Earned/
	Balance		Expense	Rates Paid	Balance		Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$7,710,700		$149,310	7.75%	$6,086,783		$116,724	7.67%
Taxable securities (3)	1,789,360		23,412	5.23	1,439,444		17,523	4.87
Nontaxable securities (3)	386,005		4,695	4.87	222,508		2,655	4.77
FHLB stock	77,390		1,111	5.74	48,288		698	5.78
Securities purchased under resale agreements	166,304		2,799	6.73	175,000		3,276	7.49
Other	312,954		4,609	5.89	136,312		1,787	5.24

Total interest-earning assets	10,442,713		185,936	7.12	8,108,335		142,663	7.04
Non-interest-earning assets	776,472		—		397,368		—

Total assets	$11,219,185		$185,936		$8,505,703		$142,663

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,574,179		$12,541	3.19	$1,308,808		$11,534	3.53
Savings accounts	755,218		1,633	0.86	690,607		2,760	1.60
Time deposits	4,480,567		55,455	4.95	3,734,486		44,968	4.82

Total interest-bearing deposits	6,809,964		69,629	4.09	5,733,901		59,262	4.13
Securities sold under agreements to repurchase	589,674		4,996	3.39	301,104		2,484	3.30
Short-term borrowings and Federal funds purchased	357,349		3,564	3.99	161,797		2,011	4.97
Long-term borrowings	1,218,023		14,258	4.68	770,906		9,466	4.91
Subordinated debentures	406,630		7,391	7.27	161,304		3,261	8.09

Total interest-bearing liabilities	9,381,640		99,838	4.26	7,129,012		76,484	4.29
Non-interest-bearing deposits	828,341		—		578,178		—
Other non-interest-bearing liabilities	52,866		—		108,423		—
Stockholders’ equity	956,338		—		690,090		—

Total liabilities and stockholders’ equity	$11,219,185		$99,838		$8,505,703		$76,484

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,061,073		$86,098	2.86%	$979,323		$66,179	2.75%

Net interest margin (5)				3.30%				3.26%

Ratio of interest-earning assets to interest-bearing liabilities	1.11	x			1.14	x

Tax equivalent basis:
Total interest-earning assets (6)	$10,442,713		$188,463	7.22%	$8,108,335		$144,093	7.11%
Total interest-bearing liabilities	9,381,640		99,838	4.26	7,129,012		76,484	4.29

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,061,073		$88,625	2.96%	$979,323		$67,609	2.82%

Net interest margin (5)				3.39%				3.34%

Average cost of deposits:
Total interest-bearing deposits	$6,809,964		$69,629	4.09%	$5,733,901		$59,262	4.13%
Noninterest-bearing deposits	828,341		—		578,178		—

Total deposits	$7,638,305		$69,629	3.65%	$6,312,079		$59,262	3.76%

(1)	Non-accrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $7.2 million and $4.1 million for the three months ended December 31, 2007 and 2006, respectively.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Twelve Months Ended December 31, 2007				Twelve Months Ended December 31, 2006
				Average				Average
			Interest	Yields			Interest	Yields
	Average		Income/	Earned/	Average		Income/	Earned/
	Balance		Expense	Rates Paid	Balance		Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$7,363,435		$575,805	7.82%	$6,079,574		$448,650	7.38%
Taxable securities (3)	1,727,075		88,043	5.10	1,296,231		62,418	4.82
Nontaxable securities (3)	304,342		14,907	4.90	224,295		10,717	4.78
FHLB Stock	72,820		3,825	5.25	48,645		3,006	6.18
Securities purchased under resale agreements	159,657		10,633	6.66	60,822		4,515	7.42
Other	214,651		13,135	6.12	117,096		5,707	4.87

Total interest-earning assets	9,841,980		706,348	7.18	7,826,663		535,013	6.84
Non-interest-earning assets	688,180		—		382,187		—

Total assets	$10,530,160		$706,348		$8,208,850		$535,013

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,531,449		$51,535	3.37%	$1,300,150		$41,282	3.18%
Savings accounts	726,168		7,117	0.98	713,068		9,527	1.34
Time deposits	4,380,809		217,679	4.97	3,677,491		159,250	4.33

Total interest-bearing deposits	6,638,426		276,331	4.16	5,690,709		210,059	3.69
Securities sold und agreements to repurchase	400,614		15,308	3.82	152,059		5,313	3.49
Short-term borrowings and Federal funds purchased	324,962		16,557	5.10	224,883		10,178	4.53
Long-term borrowings	1,113,881		52,231	4.69	683,978		33,424	4.89
Subordinated debentures	312,889		23,333	7.46	152,136		12,106	7.96

Total interest-bearing liabilities	8,790,772		383,760	4.37	6,903,765		271,080	3.93
Non-interest-bearing deposits	767,641		—		544,910		—
Other noninterest-bearing liabilities	86,316		—		113,089		—
Stockholders’ equity	885,431		—		647,086		—

Total liabilities and stockholders’ equity	$10,530,160		$383,760		$8,208,850		$271,080

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,051,208		$322,588	2.81%	$922,898		$263,933	2.91%

Net interest margin (5)				3.28%				3.37%

Ratio of interest-earning assets to interest-bearing liabilities	1.12	x			1.13	x

Tax equivalent basis:
Total interest-earning assets (6)	$9,841,980		$714,374	7.26%	$7,826,663		$540,784	6.91%
Total interest-bearing liabilities	8,790,772		383,760	4.37	6,903,765		271,080	3.93

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,051,208		$330,614	2.89%	$922,898		$269,704	2.98%

Net interest margin (5)				3.36%				3.45%

Average cost of deposits:
Total interest-bearing deposits	$6,638,426		$276,331	4.16%	$5,690,709		$210,059	3.69%
Noninterest-bearing deposits	767,641		—		544,910		—

Total deposits	$7,406,067		$276,331	3.73%	$6,235,619		$210,059	3.37%

(1)	Non-accrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $22.9 million and $16.5 million for the twelve months ended December 31, 2007 and 2006, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	December 31,	December 31,
	2007	2006
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$175,101	$141,348
Commercial business	1,109	1,203

Total commercial loans	176,210	142,551

Consumer:
Residential mortgage (one-to-four family)	927	310

Total loans held for sale (1)	$177,137	$142,861

Loans held in portfolio:
Commercial:
Secured by real estate – nonresidential	$2,317,501	$2,341,572
Secured by real estate – multifamily	1,186,177	1,275,594
Construction	1,666,550	1,054,302
Commercial business	2,076,597	1,461,322

Total commercial loans	7,246,825	6,132,790

Consumer:
Residential mortgage (one-to-four family)	518,674	448,895
Other	66,651	53,975

Total consumer loans	585,325	502,870

Total loans held in portfolio (2)	$7,832,150	$6,635,660

Nonperforming loans	$42,746	$12,311
Other real estate owned (OREO)	3,844	2,887
Loan delinquency ratio	1.45%	0.84%
Nonperforming assets to total assets	0.39	0.15
Nonperforming loans to loans held in portfolio	0.55	0.19
Allowance for loan losses to nonperforming loans	174.63	503.73
Allowance for loan losses to loans held in portfolio	0.95	0.93
Net loan to deposit ratio	101.97	93.25

Selected deposit data:
NOW, checking and money market accounts	$2,417,630	$2,194,176
Savings accounts	986,664	942,672
Time deposits	4,376,946	4,065,997

Total deposits	$7,781,240	$7,202,845

Cost of deposits	3.40%	3.66%

Selected equity data:
Book value per share	$9.29	$7.90

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	10.66%	10.53%
Tier 1 risk-based capital	8.50	9.67
Tier 1 leverage ratio	7.46	9.30

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	10.62%	10.72%
Tier 1 risk-based capital	8.46	9.86
Tier 1 leverage ratio	7.42	9.50

(1)	Includes net unamortized deferred loan fees, purchase premiums and discounts of $322,000 and $213,000 at December 31, 2007 and December 31, 2006, respectively.

(2)	Includes net unamortized deferred loan fees purchase premiums and discounts of $17.9 million and $25.8 million at December 31, 2007, and December 31, 2006, respectively.